Back to Form 10-K	EXHIBIT 21.1
LIST OF SUBSIDIARIES

Subsidiary	State of organization
America’s 1st Choice California Holdings, LLC	Florida
Comprehensive Health Management, Inc.
(also does business as Comprehensive Health Management Inc. of Florida, Comprehensive Health Management of Florida, Inc., Florida Comprehensive Health Management, Inc., Malama 'Ohana Case Management and WellCare Innovation Institute)
Florida
Comprehensive Reinsurance, Ltd.	Cayman Islands
Easy Choice Health Plan, Inc.	California
Exactus Pharmacy Solutions, Inc. (f/k/a WellCare Specialty Pharmacy, Inc.)	Delaware
Harmony Behavioral Health, Inc.	Florida
Harmony Behavioral Health IPA, Inc.	New York
Harmony Health Management, Inc.	New Jersey
Harmony Health Plan of Illinois, Inc. (also does business as Harmony Health Plan of Indiana and Harmony Health Plan of Missouri)	Illinois
Harmony Health Systems, Inc.	New Jersey
‘Ohana Health Plan, Inc.	Hawaii
The WellCare Management Group, Inc.	New York
WCG Health Management, Inc.	Delaware
WellCare Health Insurance of Arizona, Inc. (also does business as ‘Ohana Health Plan, Inc.)	Arizona
WellCare Health Insurance of Illinois, Inc. (also does business as WellCare of Kentucky, Inc.)	Illinois
WellCare Health Insurance of New York, Inc.	New York
WellCare Health Plans of California, Inc.	California
WellCare Health Plans of New Jersey, Inc.	New Jersey
WellCare Health Plans of Tennessee, Inc.	Tennessee
WellCare of Connecticut, Inc.	Connecticut
WellCare of Florida, Inc. (also does business as Staywell Health Plan of Florida and HealthEase)	Florida
WellCare of Georgia, Inc.	Georgia
WellCare of Kansas, Inc.	Kansas
WellCare of Louisiana, Inc.	Louisiana
WellCare of New York, Inc.	New York
WellCare of Ohio, Inc.	Ohio
WellCare of South Carolina, Inc.	South Carolina
WellCare of Texas, Inc.	Texas
WellCare Pharmacy Benefits Management, Inc.	Delaware
WellCare Prescription Insurance, Inc.	Florida